Exhibit 99.1

PROFICIENT AUTO LOGISTICS APPOINTS STEVEN HANSEN TO BOARD OF DIRECTORS

Automobile And Transportation Veteran To Support Continued H&A Integration And Additional Opportunities For Growth

JACKSONVILLE, FLORIDA – October 30, 2026 — Proficient Auto Logistics, Inc. (NASDAQ: PAL) (the “Company” or “Proficient”) today announced the appointment of Steven Hansen to its Board of Directors (the “Board”), effective immediately.

Mr. Hansen co-founded Hansen & Adkins, Inc. (“H&A”), a finished-vehicle logistics and automobile transportation company acquired by Proficient in August 2026.

“Steve brings more than 30 years of experience in the automobile transportation industry, having built Hansen & Adkins into a respected finished-vehicle logistics company,” said Rick O’Dell, Proficient’s Chief Executive Officer. “He has deep expertise across operations and fleet maintenance, as well as a strong understanding of what it takes to serve automotive customers reliably at scale. Steve’s experience will be particularly valuable as we continue successfully integrating H&A, strengthening our operations, and pursuing additional opportunities for growth. We look forward to his contributions to the Board as we advance Proficient’s long-term strategy.”

Since co-founding H&A in 1994, Mr. Hansen served in a variety of leadership roles at the company. His more than three decades with H&A included responsibility for automobile transportation operations, fleet maintenance, risk management, finance, personnel management, insurance, and U.S. Department of Transportation regulatory compliance. Mr. Hansen is a founding member and former chairman of the Auto Haulers Association of America and currently serves on its board of directors. Mr. Hansen earned a Bachelor of Science in Public Administration from the University of Southern California.

About Proficient Auto Logistics

Headquartered in Jacksonville, Florida, Proficient Auto Logistics (NASDAQ: PAL) is the leading specialized freight company focused on providing auto transportation and logistics services. Through the combination of nine industry-leading operating companies, including four since IPO debut May 2024, PAL operates the largest auto transportation fleet in North America, offering a broad range of services primarily focused on transporting finished vehicles from automotive production facilities, marine ports of entry, and regional rail yards to auto dealerships around North America. For more information, visit www.proficientautologistics.com.

Contacts

Investor Relations:

Brad Wright

Chief Financial Officer and Secretary

Phone: 904-506-4317

email: Investor.relations@proautologistics.com